EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2010

ELK GROVE VILLAGE, Ill., Sept. 10, 2009 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2009.

Revenues decreased to $26.3 million in first quarter of fiscal 2010 from $38.5 million for the same quarter in the prior year. Net income decreased to a loss of ($402,475) for the period ended July 31, 2009 compared to a profit of $579,324 for the same period in the prior year. Basic earnings (loss) per share and diluted earnings (loss) per share from operations for the quarter ended July 31, 2009, were both ($0.11), compared to $0.15 for both for the same quarter in fiscal 2009.

Commenting on SigmaTron's first quarter fiscal 2010 results, Gary R. Fairhead, President and Chief Executive Officer, said, "As I indicated in our fiscal 2009 press release dated July 14, 2009, we expected our first quarter of fiscal 2010 to be slow in terms of revenue and also expected to post a loss. Revenues were down 31.6% from the first quarter of fiscal 2009 and were down 3.0% from the fourth quarter of fiscal 2009. The continued decline in revenue led directly to our net loss of ($402,475) for the quarter.

"During the quarter as we dealt with the continuing soft demand, we were forced to continue layoffs at our Tijuana and Hayward facilities, which resulted in severance pay expenses of $133,000 during the quarter. We also put reduced work hours in place in Tijuana and Hayward and continued them in Acuna.

"While the overall financial results for the quarter are disappointing, there were some positive points. During the quarter our cash flow remained positive, as it has since the economic downturn first hit us in November 2008. Also during the quarter the entire loss occurred in May. June and July had stronger revenues and both months were modestly profitable. We were also in compliance with our bank covenants at the end of the first quarter. We are currently continuing discussions with our bank to extend our credit arrangement beyond September 2010. At this time, it is possible that the Company would not be in compliance with an existing financial covenant for the quarter ended October 31, 2009.

"On the customer front, we have successfully landed two new significant customers during the quarter. We hope to see the increased revenue begin in the second quarter and build in the third quarter, but are cognizant that demand remains volatile and unpredictable and we will continue to plan for the downside and hope for the upside.

"Finally, another positive note is that our volume in quoting new opportunities has never been higher due to three major factors. First, some have come to us because of SigmaTron's financial stability and the financial problems with their current electronic manufacturing service providers. Second, others have decided to outsource captive assembly operations. Thirdly, we believe most are talking to us because of our operational footprint and their desire to reduce costs at their reduced revenue levels. Our hope is that we will continue to grow our business with our current customer base and continue to add new customers allowing us to increase revenues and become profitable whether or not the economy recovers any time soon.

"Because of these many positive signs, I remain optimistic going forward in spite of our first quarter loss."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the current turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          Three Months    Three Months
                                             Ended           Ended
                                            July 31,        July 31,
                                              2009            2008
                                          ------------    ------------

 Net sales                                 $26,330,054     $38,478,118

 Cost of products sold                      24,070,201      33,828,920
                                          ------------    ------------

 Gross profit                                2,259,853       4,649,198

 Selling and administrative expenses         2,576,841       3,192,503
                                          ------------    ------------

 Operating (loss) income                      (316,988)      1,456,695

 Other expense                                 321,793         478,792
                                          ------------    ------------

 (Loss) income from operations before
  income tax                                  (638,781)        977,903

 Income tax (benefit) expense                 (236,306)        398,579
                                          ------------    ------------

 Net (loss) income                           ($402,475)       $579,324
                                          ============    ============

 Net (loss) income per common
  share -  basic                                ($0.11)          $0.15
                                          ============    ============

 Net (loss) income per
  common share -  assuming
  dilution                                      ($0.11)          $0.15
                                          ============    ============

 Weighted average number
  of common equivalent
  shares outstanding - assuming
  dilution                                   3,822,556       3,884,075
                                          ============    ============

 CONDENSED CONSOLIDATED BALANCE SHEETS

                                            July 31,       April 30,
                                              2009           2009
                                           -----------    -----------

 Assets:

 Current assets                            $59,337,359    $59,622,532

 Machinery and equipment-net                26,352,093     26,200,578

 Intangible assets                             535,553        608,887
 Other assets                                  567,600        699,379
                                           -----------    -----------

 Total assets                              $86,792,605    $87,131,376
                                           ===========    ===========

 Liabilities and shareholders' equity:

 Current liabilities                       $17,210,702    $16,055,185

 Long-term obligations                      24,576,517     25,674,306

 Stockholders' equity                       45,005,386     45,401,885
                                           -----------    -----------

 Total liabilities and stockholders'
  equity                                   $86,792,605    $87,131,376
                                           ===========    ===========

CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095